CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As the independent registered public accounting firm, we hereby consent to the use of our report dates September 14, 2005 for the Bread & Butter Fund, Inc. (the "Fund") and to all references to our firm included in or made part of this Pre-Effective Amendment No.2 under the Securities Act of 1933 and Pre-Effective Amendment No. 2 under the Investment company Act of 1940 to Bread & Butter Fund, Inc.'s Registration Statement on Form N-1A (File No. 333-123976), inclu-ding the reference to our firm under the heading "Independent Public Account-ants" in the Statement of Additional Information of the Fund.



                                                 Sanville & Company
                                                 /s/ Sanville & Company
Abington, Pennsylvania
September 27, 2005